Exhibit 99.1

CONTACT:	Bruce Zurlnick Senior Vice President and Chief Financial Officer Finlay Enterprises, Inc. (212) 808-2800	Cara O’Brien/Melissa Myron Media Contact: Stephanie Sampiere Financial Dynamics (212) 850-5600

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES AND FINLAY FINE JEWELRY
ANNOUNCE EXPIRATION OF TENDER OFFERS

New York, NY, June 7, 2004 — Finlay Enterprises, Inc. (“Finlay Enterprises”) (NASDAQ:  FNLY) announced today that its offer to purchase for cash any and all of Finlay Enterprises’ $75 million outstanding principal amount of its 9% Senior Debentures due 2008 (the “Debentures”) expired at 12:00 midnight, New York City Time, on June 4, 2004, and has not been extended.

Finlay Fine Jewelry Corporation (“Finlay Jewelry”), a wholly-owned subsidiary of Finlay Enterprises, announced today that its offer to purchase for cash any and all of Finlay Jewelry’s $150 million outstanding principal amount of its 8-3/8% Senior Notes due 2008 (the “Notes”) expired at 12:00 midnight, New York City Time, on June 4, 2004, and has not been extended.

On May 7, 2004, Finlay Enterprises and Finlay Jewelry each commenced cash tender offers and consent solicitations relating to any and all of Finlay Enterprises’ outstanding Debentures and Finlay Jewelry’s outstanding Notes. On June 3, 2004, Finlay Enterprises purchased approximately 79% of the outstanding Debentures and Finlay Jewelry purchased approximately 98% of the Notes, which Debentures and Notes were tendered pursuant to the tender offers and consent solicitations prior to expiration of the consent solicitations on May 19, 2004. As previously announced, Finlay Enterprises and Finlay Jewelry have each called for redemption on July 2, 2004 all of the Debentures and Notes that remain outstanding.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States. The number of locations at the end of the first quarter of 2004 totaled 970.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

# # #